Exhibit 5.1

Mark Ballantyne

T: +1 703 456 8084

mballantyne@cooley.com

March 29, 2023

Sensei Biotherapeutics, Inc. 451 D Street, Suite 710

Boston, MA 02210 Ladies and Gentlemen:

We have acted as counsel to Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission relating to the offering of up to 615,282 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 307,641 shares of the Company’s Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 EIP”), (ii) 307,641 shares of the Company’s Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2021 EIP, the “Plans”), and (iii) the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Stockholder Rights Agreement, dated March 7, 2023 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, (d) the Rights Agreement and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656 t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

March 29, 2023 Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, and the Shares will be fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely

Cooley LLP

By: /s/ Mark Ballantyne

Mark Ballantyne

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656 t: +1 703 456 8000 f: +1 703 456 8100 cooley.com